Exhibit 12
August [     ], 2009
Wilmington Moderate Asset Allocation Fund
WT Mutual Fund
1100 North Market Street
Wilmington, DE 19890
Wilmington Conservative Asset Allocation Fund
WT Mutual Fund
1100 North Market Street
Wilmington, DE 19890
Ladies and Gentlemen:
Pursuant to the Agreement and Plan of Reorganization, dated as of [     ], 2009 (the “Agreement”), by and between WT Mutual Fund, a Delaware statutory trust (the “Trust”), on behalf of its Wilmington Moderate Asset Allocation Fund (the “Moderate Fund”), a separate series of the Trust, and the Trust on behalf of its Wilmington Conservative Asset Allocation Fund (the “Conservative Fund,” and together with the Moderate Fund, the “Funds”), a separate series of the Trust, the Moderate Fund will transfer all of its assets to the Conservative Fund in exchange solely for voting shares of the Conservative Fund (the “Shares”) and the assumption of all of the liabilities of the Moderate Fund by the Conservative Fund, immediately after which the Moderate Fund will distribute the Shares to its shareholders (the “Moderate Fund Shareholders”) in complete liquidation and termination of the Moderate Fund (these transactions together, the “Reorganization”).
We have acted as legal counsel to the Funds in connection with the Reorganization and in that connection you have requested our opinion regarding certain U.S. federal income tax consequences of the Reorganization. As such, and for the purpose of rendering our opinion, we have examined and are relying, with your permission (without any independent investigation or review thereof other than such investigation and review as we have deemed necessary to comply with our professional obligations under IRS Circular 230 or otherwise), upon the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents (the “Documents”):
1. The Agreement;
2. The registration statement of the Trust on Form N-14 to which this opinion is an exhibit, filed with the Securities and Exchange Commission with respect to the Shares to be issued in connection

Wilmington Moderate Asset Allocation Fund
Wilmington Conservative Asset Allocation Fund

August [     ], 2009
with the Reorganization (the “Registration Statement”), and the proxy statement/prospectus included in the Registration Statement (the “Proxy/Prospectus”);
3. The representations made to us by the Funds in their letters to us dated the date hereof; and
4. Such other instruments and documents as we have deemed necessary or appropriate for purposes of our opinion.
For purposes of this opinion, we have assumed, with your permission and without independent investigation (other than such investigation as we have deemed necessary to comply with our professional obligations under IRS Circular 230 or otherwise), (i) that the Reorganization will be consummated in the manner contemplated by the Proxy/Prospectus and in accordance with the provisions of the Agreement without the waiver of any conditions to any party’s obligation to effect the Reorganization, (ii) that original documents (including signatures) are authentic, (iii) that documents submitted to us as copies conform to the original documents, (iv) that there has been (or will be by the date of the Reorganization) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness of those documents, (v) the accuracy of statements and representations contained in the Documents, (vi) that covenants and warranties set forth in the Documents will be complied with and (vii) that the Reorganization will be effective under applicable law.
Furthermore, we have assumed, with your permission and without independent investigation (other than such investigation as we have deemed necessary to comply with our professional obligations under IRS Circular 230 or otherwise), that, as to all matters in which a person or entity making a representation has represented that such person or entity or a related party is not a party to, does not have, or is not aware of, any plan, intention, understanding or agreement to take action, there is in fact no plan, intention, understanding or agreement and such action will not be taken, and we have further assumed that any statement made “to the knowledge of” or otherwise similarly qualified is correct without such qualification.
Subject to the foregoing and any other assumptions, limitations and qualifications specified herein, it is our opinion that for U.S. federal income tax purposes:
1. The transfer of all of the assets of the Moderate Fund solely in exchange for the Shares and the assumption by the Conservative Fund of all of the liabilities of the Moderate Fund followed by the distribution of the Shares to the Moderate Fund Shareholders in complete liquidation and termination of the Moderate Fund will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and each of the Funds will be a party to the reorganization within the meaning of Section 368(b) of the Code;

Wilmington Moderate Asset Allocation Fund
Wilmington Conservative Asset Allocation Fund

August [     ], 2009
2. No gain or loss will be recognized by the Conservative Fund upon the receipt of the assets of the Moderate Fund solely in exchange for the Shares and the assumption by the Conservative Fund of the liabilities of the Moderate Fund;
3. No gain or loss will be recognized by the Moderate Fund upon the transfer of all of its assets to the Conservative Fund solely in exchange for the Shares and the assumption by the Conservative Fund of the liabilities of the Moderate Fund, or upon the distribution by the Moderate Fund of the Shares to the Moderate Fund Shareholders in complete liquidation in exchange for their shares of the Moderate Fund;
4. No gain or loss will be recognized by the Moderate Fund Shareholders upon the exchange of their shares of the Moderate Fund for the Shares in the Reorganization;
5. The aggregate tax basis of the Shares received by each Moderate Fund Shareholder pursuant to the Reorganization will be the same as the aggregate tax basis of the shares of the Moderate Fund held by such shareholder immediately prior to the Reorganization, and the holding period of the Shares received by a Moderate Fund Shareholder will include the period during which the shares of the Moderate Fund exchanged therefor were held by such shareholder (provided that the shares of the Moderate Fund were held as a capital asset on the date of the Reorganization); and
6. The tax basis of the assets of the Moderate Fund acquired by the Conservative Fund will be the same as the tax basis of such assets to the Moderate Fund immediately prior to the Reorganization, and the holding period of such assets in the hands of the Conservative Fund will include the period during which the assets were held by the Moderate Fund.
This opinion is limited to the issues set forth above and does not address any other tax issues, including without limitation, the following: (1) the effect of the Reorganization on (i) the Funds (x) with respect to any asset as to which any unrealized gain or loss is required to be recognized for federal income tax purposes at the end of a taxable year (or on the termination or transfer thereof) under a mark-to-market system of accounting, (y) with respect to any stock held of a passive foreign investment company as defined in Section 1297(a) of the Code, or (z) any limitations on the use or availability of capital losses, net operating losses, unrealized gain or loss or other losses under the Code, or (ii) any Moderate Fund Shareholder that is required to recognize unrealized gains and losses for federal income tax purposes under a mark-to-market system of accounting and (2) any other federal, state, local or foreign tax issues of any kind.
Our opinion expressed herein is based upon the Code, regulations promulgated thereunder, administrative pronouncements and judicial authority, all as in effect as of the date hereof. It represents our best legal judgment as to the matters addressed herein but is not binding on the Internal Revenue Service or the courts. Accordingly, no assurance can be given that the Internal Revenue Service would agree with the opinion expressed herein or, if contested, the opinion would be sustained by a court. Furthermore, the authorities upon which we rely may be changed at any

Wilmington Moderate Asset Allocation Fund
Wilmington Conservative Asset Allocation Fund

August [     ], 2009
time, potentially with retroactive effect. No assurances can be given as to the effect of any such changes on the conclusions expressed in this opinion. We undertake no responsibility to advise you of any new developments in the application or interpretation of relevant federal tax laws. If any of the facts or assumptions pertinent to the U.S. federal income tax treatment of the Reorganization specified herein or any of the statements, covenants, representations or warranties contained in the Documents are, or later become, inaccurate, such inaccuracy may adversely affect the conclusions expressed in this opinion. In addition, our opinion is limited to the tax matters specifically covered hereby, and we have not been asked to address, nor have we addressed, any other tax consequences of the Reorganization or any other transactions.
This opinion is being provided solely for the benefit of the Funds. No other person or party shall be entitled to rely on this opinion.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us in the section captioned “Information About the Reorganization – Federal Income Tax Consequences” therein. In giving this consent we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.
Very truly yours,
Pepper Hamilton LLP